Filed Pursuant to Rule 424(b)(3)

Registration No. 333-258528

Prospectus Supplement No. 1

Dated January 21, 2022

(To Prospectus Dated October 7, 2021)

RETINALGENIX TECHNOLOGIES INC.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus (“Prospectus”), dated October 7, 2021 related to the offering by certain stockholders of RetinalGenix Technologies Inc. (the “Company”) named therein of 1,591,806 shares of the Company’s common stock, par value $0.0001 per share, including 1,389,906 outstanding shares of common stock, 182,000 shares of common stock issuable upon exercise of outstanding options and 19,900 shares of common stock issuable upon exercise of outstanding warrants (collectively, the “Resale Shares”).

This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 9 of the Prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

SELLING STOCKHOLDERS

The following updates the table under the section entitled “Selling Stockholders” of the Prospectus, to (i) update/correct the name of certain stockholders set forth therein and (ii) account for a transfer of shares listed in such table that the Company is aware of. Effective January 20, 2022, Scott Fenning and Sharon Fenning JT transferred 60,000 shares of the Company’s common stock to Scott Fenning in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

	Beneficial Ownership of			Common		Beneficial Ownership
	Common Stock Prior			Stock		of Common Stock
	to the Offering			Saleable		After the Offering (1)
	Number of		Percent of	Pursuant to This		Number of	Percent of
Name of Selling Shareholder	Shares		Class (2)	Prospectus		Shares	Class (2)
Morland G. McManigal Trust (3)	50,000		*	5,000		45,000	*
Christopher Elbers	34,000		*	3,400		30,600	*
David Nissen	107,500		*	10,750		96,750	*
Karl Moll	45,000		*	4,500		40,500	*
Michael Sordelli	50,000		*	5,000		45,000	*
Forge Trust Co CFBO, Philip Petruzzelli (4)	16,500		*	1,650		14,850	*
Forge Trust Co CFBO (Jeffrey N. Allen) (SEP IRA Acct #561009) (5)	150,001		*	15,000		135,001	*
Gary LeBlanc	50,000		*	5,000		45,000	*
James Banister and Michele Banister JT	25,000		*	2,500		22,500	*
Suess & Rapkin Family Trust (62)	8,371		*	837		7,534	*
William Wilson and Carolyn Wilson JT	9,000		*	900		8,100	*
Steven Hawthorne and Jeanne Hawthorne JT	15,000		*	1,500		13,500	*
Steven M. Nass and Suzanne M. Nass JT	25,000		*	2,500		22,500	*
The Rostad Family Trust (6)	30,000		*	3,000		27,000	*
Richard Waltz and Martha Waltz JT	5,000		*	500		4,500	*
Jeffrey Banister and Milissa Banister JT	12,500	(7)	*	1,250	(7)	11,250	*
Basem Kandah	5,000		*	500		4,500	*
Bill Pelzl and Tracie Pelzl JT	10,000		*	1,000		9,000	*
Theresa D. Gifford Revocable Trust (8)	50,000		*	5,000		45,000	*
David Rodin as Trustee under trust instrument dated March 2, 2010 and Heather Yeckes Rodin as Trustee under trust instrument dated March 1, 2010 (9)	10,000		*	1,000		9,000	*
Lawrence Pabst	100,000		*	10,000		90,000	*
Barbara T. Maddox Revocable Living Trust dated March 13, 2000 (10)	6,667		*	666		6,001	*
Dianne C. DeBoest Revocable Trust, dated January 28, 2013, as amended, Dianne C. DeBoest Grantor (11)	30,069		*	3,006		27,063	*
Survivors Trust of the Hans and Elsie Van Boldrik Trust of 1982 (12)	10,000		*	1,000		9,000	*
Provident Trust Group FBO, Douglas Bertsch ROTH IRA3201389 (13)	23,333		*	2,333		21,000	*
Hayden Hosford	150,000		*	15,000		135,000	*
Mark Manning and Carrie Manning JT	45,000		*	4,500		40,500	*
Nestor Sala II	20,000		*	2,000		18,000	*
The Liza and Steve Trust of 2013 (14)	10,000		*	1,000		9,000	*
Greg Schultz and Diane Schultz JT	15,000		*	1,500		13,500	*
The Boston Strong Trust (15)	165,000		*	16,500		148,500	*
Patricia Skovron	11,670		*	1,167		10,503	*
Gary A. Banister and Janice D. Banister Trust dated February 2000 (16)	50,000		*	5,000		45,000	*
Forge Trust Co CFBO (Monique Slone) (IRA Acct # 747130) (17)	25,000		*	2,500		22,500	*
Dana Seymour	7,850		*	785		7,065	*
Joseph Caprioni	10,000		*	1,000		9,000	*
Deborah Gisonni and Joseph Prestipino TTEES (18)	10,000		*	1,000		9,000	*
The Raymond William Kaliski and Carla Daro Kaliski Family Trust (19)	16,667		*	1,666		15,001	*
The Donald and Joan Hansen Trust dated 6-1-1993 (20)	20,000		*	2,000		18,000	*
Nick Moudakis and Andrea Moudakis JT	25,000		*	2,500		22,500	*
The Kinnear Trust dated July 13, 2000 (21)	5,000		*	500		4,500	*
Clark Nicholls	5,000		*	500		4,500	*
Jillian Eddy	5,000		*	500		4,500	*
Emad Nimri and Ruba Nimri JT	10,000		*	1,000		9,000	*
Isaac Triscell	5,000		*	500		4,500	*
Kristine Cesena	13,333		*	1,333		12,000	*
Fred Chasalow and Sandra Chasalow JT	25,000		*	2,500		22,500	*
Richard & Pamela Wyatt	12,500	(22)	*	1,250	(22)	11,250	*

						Beneficial Ownership
	Beneficial Ownership of			Common		of Common Stock
	Common Stock Prior to the Offering			Stock Saleable		After the Offering (1)
	Number of		Percent of	Pursuant to This		Number of	Percent of
Name of Selling Shareholder	Shares		Class (2)	Prospectus		Shares	Class (2)
Frank Wang	600,000	(23)	1.37%	60,000	(23)	540,000	1.31%
Ahmed Mouhiuddin (63)	600,000	(24)	1.37%	60,000	(24)	540,000	1.31%
Holly Sargent	300,000	(25)	*	30,000	(25)	270,000	*
Margureite B. McDonald (63)	100,000	(26)	*	10,000	(26)	90,000	*
Lawrence A. Yannuzzi (63)	100,000	(27)	*	10,000	(27)	90,000	*
Jack M. Dodick (63)	100,000	(28)	*	10,000	(28)	90,000	*
William C. Frankmore and Shelby S. Frankmore	12,500	(29)	*	1,250	(29)	11,250	*
Sheehan Family Trust, December 6, 2008 (30)	12,500	(31)	*	1,250	(31)	11,250	*
Marcia M. Fenning Trust UA DTD 11/19/73 (32)	7,500		*	750		6,750	*
Barbara Lewicki	78,580		*	7,858		70,722	*
Forge Trust Co CFBO (Peter J Migale) (IRA Acct# 705597) (33)	194,334		*	19,433		174,901	*
Jan and Judith Ann Hervert Trust Dated February 10, 2021 (34)	15,000		*	1,500		13,500	*
Provident Trust Group FBO, Leslie D. Hellewell ROTH IRA110800021 (35)	15,000		*	1,500		13,500	*
Eric P. Werner and Michele A. Werner Revocable Living Trust (36)	16,672		*	1,676		15,086	*
Rick Slyter and Kathy Slyter JT	6,000		*	600		5,400	*
Dennett Kouri, Jr.	7,500		*	750		6,750	*
Karolyn Sowle	5,000		*	500		4,500	*
Frank Anthony Filangeri	8,000		*	800		7,200	*
Lori Rheaume	10,200		*	1,020		9,180	*
Gallagher Family Trust dated May 24, 2004 (37)	10,000		*	1,000		9,000	*
Gloria Morabito	7,500		*	750		6,750	*
Forge Trust Co CFBO (Regina Martinelli) (IRA Acct# 722765) (38)	5,000		*	500		4,500	*
Daniel McCauley	7,676		*	767		6,909	*
Forge Trust Co CFBO (Byron Scott Plumley) (IRA Acct# 842515) (39)	5,000		*	500		4,500	*
Forge Trust Co CFBO (Brad Nelson Whalen) (IRA759570) (40)	10,000		*	1,000		9,000	*
Lanier W. Moore II Trustee as His Sole Separate Property	120,000		*	12,000		108,000	*
Scott Rowe	10,000	(41)	*	1,000	(41)	9,000	*
Amato and Partners (42)	150,000	(43)	*	15,000	(43)	135,000	*
PDS Trust, dtd 10/18/2000 (44)	102,500		*	10,250		92,250	*
Patricia Sheehan CFBO, Ashley Godshall (45)	3,333		*	333		3,000	*
Patricia Sheehan CFBO, James Sanborn (46)	3,333		*	333		3,000	*
Patricia Sheehan CFBO, Lindsay Doyle (47)	3,334		*	333		3,001	*
Patricia Sheehan CFBO The Sanborn Revocable Living Trust (48)	10,000		*	1,000		9,000	*
Patricia Sheehan CFBO William C. Frankmore and Shelby S. Frankmore (49)	15,000		*	1,500		13,500	*
Patricia Sheehan CFBO Sheehan Family Trust, December 6, 2008 (50)	20,000		*	2,000		18,000	*
Bruce Blakely	115,000	(51)	*	6,500		108,500	*
Forge Trust Co CFBO (Bruce W. Blakely) (ROTH IRA ACCT#613009) (52)	50,000		*	5,000		45,000	*
Charles Dorn	27,601	(53)	*	2,060		25,541	*

	Beneficial Ownership of			Common Stock	Beneficial Ownership
	Common Stock Prior			Saleable	of Common Stock
	to the Offering			Pursuant	After the Offering (1)
	Number of		Percent of	to This	Number of	Percent of
Name of Selling Shareholder	Shares		Class (2)	Prospectus	Shares	Class (2)
Provident Trust Group FBO, Chuck Dorn ROTH IRA3201358 (54)	7,000		*	700	6,300	*
Scott Fenning	70,000		*	7,000	63,000	*
Philip Petruzzelli	26,500	(56)	*	1,000	25,500	*
Hans Van Boldrik	15,000	(57)	*	500	14,500	*
Renson Revocable Trust (58)	10,000		*	1,000	9,000	*
Fred Chasalow	65,000	(59)	*	4,000	61,000	*
Capital Funding Partners, LLC (60)	5,897,000		13.61%	589,700	5,307,300	12.83%
Bayern Capital, LLC (61)	5,067,000		11.69%	506,700	4,560,300	11.02%
Herbert Gould (62)	350,000		*	35,000	315,000	*
Lisa Arbisser	25,000		*	2,500	22,500	*
Cynthia Matossian	10,000		*	1,000	9,000	*
Christopher Lanoue	10,000		*	1,000	9,000	*
Alex Hsia	10,000	(64)	*	1,000	9,000	*
George Coyne	5,000		*	500	4,500	*
Robert Epstein	25,000		*	2,500	22,500	*
Eugene Harrison	30,000		*	3,000	27,000	*
TOTAL				1,591,806

* Less than 1%.

(1) Assumes that all of the Resale Shares held by the Selling Stockholders covered by this prospectus are sold and that the Selling Stockholders acquire no additional shares of common stock before the completion of this offering. However, as the Selling Stockholders can offer all, some, or none of their Resale Shares, no definitive estimate can be given as to the number of Resale Shares that the Selling Stockholders will ultimately offer or sell under this prospectus.

(2) Calculated based on 41,913,654 shares of common stock issued and outstanding as of September 24, 2021.

(3) Joy McManigal is the Trustee of Morland G. McManigal Trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(4) Philip Petruzzelli is the Beneficiary of the Forge Trust Co CFBO Philip Petruzzelli and in such capacity has the right to vote and dispose of the securities held in such IRA.

(5) Jeffrey Allen is the Beneficiary of Forge Trust Co CFBO (Jeffrey N. Allen) (SEP IRA Acct #561009) and in such capacity has the right to vote and dispose of the securities held in such IRA.

(6) Michael Rostad and Sandra Rostad are Co-Trustees of The Rostad Family Trust and in such capacity have the right to vote and dispose of the securities held by such trust.

(7) Represents (i) 100 shares of common stock and (ii) 1,150 shares of common stock issuable upon exercise of warrants.

(8) Marshall Gifford is the Trustee of the Theresa D. Gifford Revocable Trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(9) David Rodin is the Trustee under trust instrument dated March 2, 2010 and Heather Yeckes Rodin is Trustee under trust instrument dated March 1, 2010 and in such capacity have the right to vote and dispose of the securities held by such trust.

(10) Barbara Maddox is the Trustee of the Barbara T. Maddox Revocable Living Trust dated March 13, 2000 and in such capacity has the right to vote and dispose of the securities held by such trust.

(11) Dianne C. DeBoest is the Trustee of the Dianne C. DeBoest Revocable Trust, dated January 28, 2013, as amended, Dianne C. DeBoest Grantor and in such capacity that has the right to vote and dispose of the securities held by such trust.

(12) Hans Van Boldrik is the Trustee of the Survivors Trust of the Hans and Elsie Van Boldrik Trust of 1982 and in such capacity has the right to vote and dispose of the securities held by such trust.

(13) Douglas Bertsch is the Beneficiary of the Provident Trust Group FBO, Douglas Bertsch ROTH IRA3201389 and in such capacity has the right to vote and dispose of the securities held in the Roth IRA.

(14) Steven H. Wilhelm is the Trustee of the Liza and Steve Trust of 2013 and in such capacity has the right to vote and dispose of the securities held by such trust.

(15) Dessislava Boneva is the Trustee of The Boston Strong Trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(16) Gary Banister is the Trustee of the Gary A. Banister and Janice D. Banister Trust dated February 2000 and in such capacity has the right to vote and dispose of the securities held by such trust.

(17) Monique Slone is the Beneficiary of Forge Trust Co CFBO (Monique Slone) (IRA Acct # 747130) and in such capacity has the right to vote and dispose of the securities held in such IRA.

(18) Deborah Gisonni and Joseph Prestipino are the trustees of the Deborah Gisonni and Joseph Prestipino TTEES and in such capacity has the right to vote and dispose of the securities held by such trust.

(19) Raymond Kaliski is the Trustee of The Raymond William Kaliski and Carla Daro Kaliski Family Trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(20) Donald C. Hansen and Joan C. Hansen are the Co-Trustees of The Donald and Joan Hansen Trust dated 6-1-1993 and in such capacity have the right to vote and dispose of the securities held by such trust.

(21) John C. Kinnear III and Barbara E. Kinnear are the Co-Trustees of the Kinnear Trust dated July 13, 2000 and in such capacity have the right to vote and dispose of the securities held by such trust.

(22) Represents 1,250 shares of common stock issuable upon exercise of warrants.

(23) Represents 60,000 shares of common stock issuable upon exercise of options.

(24) Represents 60,000 shares of common stock issuable upon exercise of options.

(25) Represents 30,000 shares of common stock issuable upon exercise of options.

(26) Represents 10,000 shares of common stock issuable upon exercise of options.

(27) Represents 10,000 shares of common stock issuable upon exercise of options.

(28) Represents 10,000 shares of common stock issuable upon exercise of options.

(29) Represents 1,250 shares of common stock issuable upon exercise of warrants.

(30) Timothy Sheehan is the Trustee of the Sheehan Family Trust, December 6, 2008 and in such capacity has the right to vote and dispose of the securities held by such trust.

(31) Represents 1,250 shares of common stock issuable upon exercise of warrants.

(32) Marcia Fenning is the Trustee of the Marcia M. Fenning Trustee Marcia M. Fenning Trust UA DTD 11/19/73 and in such capacity has the right to vote and dispose of the securities held by such trust.

(33) Peter Migale is the Beneficiary of Forge Trust Co CFBO (Peter J Migale) (IRA Acct# 705597) and in such capacity has the right to vote and dispose of the securities held in such IRA.

(34) Jan Hervert is the Trustee of the Jan and Judith Ann Hervert Trust Dated February 10, 2021 and in such capacity has the right to vote and dispose of the securities held by such trust.

(35) Leslie Hellewell is the Beneficiary of the Provident Trust Group FBO, Leslie D. Hellewell ROTH IRA110800021 and in such capacity has the right to vote and dispose of the securities held in such Roth IRA.

(36) Michele Werner is the Trustee of the Eric P. Werner and Michele A. Werner Revocable Living Trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(37) Cathy Gallagher is the Trustee of the Gallagher Family Trust dated May 24, 2004 and in such capacity has the right to vote and dispose of the securities held by such trust.

(38) Regina Martinelli is the Beneficiary of Forge Trust Co CFBO (Regina Martinelli) (IRA Acct# 722765) and in such capacity has the right to vote and dispose of the securities held in such IRA.

(39) Scott Plumley is the Beneficiary of the Forge Trust Co CFBO (Byron Scott Plumley) (IRA Acct# 842515) and in such capacity has the right to vote and dispose of the securities held in such IRA.

(40) Brad Whalen is the Beneficiary of the Forge Trust Co CFBO (Brad Nelson Whalen) (IRA759570) and in such capacity has the right to vote and dispose of the securities held in such IRA.

(41) Represents 1,000 shares of common stock issuable upon exercise of options.

(42) Gerald Amato is the President of Amato and Partners and in such capacity has the right to vote and dispose of the securities held by such entity. The address of Amato and Partners is 100 Park Avenue, 16th Floor, New York, NY 10017.

(43) Represents 15,000 shares of common stock issuable upon exercise of warrants.

(44) Patricia Sheehan is the Trustee of PDS Trust, dtd 10/18/2000 and in such capacity has the right to vote and dispose of the securities held by such trust.

(45) Patricia Sheehan is the Custodian of Patricia Sheehan CFBO, Ashley Godshall and in such capacity has the right to vote and dispose of the securities held by such trust.

(46) Patricia Sheehan is the Custodian of Patricia Sheehan CFBO, James Sanborn and in such capacity has the right to vote and dispose of the securities held by such trust.

(47) Patricia Sheehan is the Custodian of Patricia Sheehan CFBO, Lindsay Doyle and in such capacity has the right to vote and dispose of the securities held by such trust.

(48) Patricia Sheehan is the Custodian of Patricia Sheehan CFBO The Sanborn Revocable Living Trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(49) Patricia Sheehan is the Custodian of Patricia Sheehan CFBO William C. Frankmore and Shelby S. Frankmore and in such capacity has the right to vote and dispose of the securities held by such trust.

(50) Patricia Sheehan is the Custodian of CFBO Sheehan Family Trust, December 6, 2008 and in such capacity has the right to vote and dispose of the securities held by such trust.

(51) Represents (i) 65,000 shares of common stock held by Bruce Blakely and (ii) 50,000 shares of common stock held by Forge Trust Co CFBO (Bruce W. Blakely) (ROTH IRA ACCT#613009). Bruce Blakely is the Beneficiary of Forge Trust Co CFBO (Bruce W. Blakely) (ROTH IRA ACCT#613009) and in such capacity has the right to vote and dispose of the securities held in such IRA.

(52) Bruce Blakely is the Beneficiary of Forge Trust Co CFBO (Bruce W. Blakely) (ROTH IRA ACCT#613009) and in such capacity has the right to vote and dispose of the securities held in such IRA.

(53) Represents (i) 20,601 shares of common stock held by Charles Dorn and (ii) 7,000 shares of common stock held by Provident Trust Group FBO, Chuck Dorn ROTH IRA3201358. Charles Dorn is the Beneficiary of Provident Trust Group FBO, Chuck Dorn ROTH IRA3201358 and in such capacity has the right to vote and dispose of the securities held in such Roth IRA.

(54) Charles Dorn is the Beneficiary of Provident Trust Group FBO, Chuck Dorn ROTH IRA3201358 and in such capacity has the right to vote and dispose of the securities held in such Roth IRA.

(55) Represents (i) 10,000 shares of common stock held by Scott Fenning and (ii) 60,000 shares of common stock held by Scott & Sharon Fenning.

(56) Represents (i) 10,000 shares of common stock held by Philip Petruzzelli and (ii) 16,500 shares of common stock held by Forge Trust Co CFBO Philip Petruzzelli. Philip Petruzzelli is the Beneficiary of Forge Trust Co CFBO Philip Petruzzelli and in such capacity has the right to vote and dispose of the securities held in such IRA.

(57) Represents (i) 5,000 shares of common stock held by Hans Van Boldrik and (ii) 10,000 shares of common stock held by Survivors Trust of the Hans and Elsie Van Boldrik Trust of 1982. Hans Van Boldrik is the Trustee of the Survivors Trust of the Hans and Elsie Van Boldrik Trust of 1982 and in such capacity has the right to vote and dispose of the securities held by such trust.

(58) Sheila Quan is the Trustee of Renson Revocable Trust and in such capacity has the right to vote and dispose of the securities held by such trust.

(59) Represents (i) 40,000 shares of common stock held by Fred Chasalow and (ii) 25,000 shares of common stock held by Fred Chasalow and Sandra Chasalow JT.

(60) Jerry Katzman is the Sole Member of Capital Funding Partners, LLC and in such capacity has the right to vote and dispose of the securities held by such entity. The address of Capital Funding Partners, LLC is P.O. Box 24866, Tampa, FL 33623. Jerry Katzman is the Chief Executive Officer and President of the Company and serves as a member of the board of directors of the Company.

(61) Steven Bayern is the Manager of Bayern Capital, LLC and in such capacity has the right to vote and dispose of the securities held by such entity. The address of Bayern Capital, LLC is 403 East Boardwalk, Suite 601, Long Beach, NY 11561.

(62) Herbert Gould serves as a member of the board of directors of the Company.

(63) Member of the Company’s Medical Advisory Board.

(64) Represents 1,000 shares of common stock issuable upon exercise of options.

(65) Amido Rapkin and James Suess are the Trustees of Suess & Rapkin Family Trust and in such capacity have the right to vote and dispose of the securities held by such trust.

In addition, the selling stockholders listed in the Prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act some or all of their shares of common stock since the date on which the information in the Prospectus is presented. Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements.

Please insert this Supplement into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented, please write to RetinalGenix Technologies Inc., 1450 North McDowell Boulevard, Suite 150, Petaluma, CA 94954

The date of this prospectus supplement is January 21, 2022.